Annex B

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NEW YORK FILM WORKS, INC.

(Under Section 805 of the Business Corporation Law)

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CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NEW YORK FILM WORKS, INC.

(Under Section 805 of the Business Corporation Law)

The undersigned, Raymond F. Wright and Michael Cohen, being respectively the President and Secretary of NEW YORK FILM WORKS, INC., do hereby certify that:

1.

The name of the Corporation is New York Film Works, Inc.

2.

The name under which the Corporation was formed was New York Color Works, Inc.

3.

The Certificate of Incorporation of the Corporation was filed by the Department of State on November 5, 1980.

4.

The Certificate of Incorporation of the Corporation is amended to change the name of the Corporation to CINEGRAM DIGITAL MEDIA GROUP, INC. to change each twenty-five outstanding shares of the Corporation's Common Stock, par value $.001 per share into one share of Common Stock, par value $.001 per share, to reduce the authorized common stock to 50,000,000 shares, to create a new class of Preferred Stock consisting of 2,000,000 shares, par value $.001 per share, to designate 150,000 shares of such Preferred Stock as Series A Redeemable Convertible 8% Preferred Shares, and to vest in the Board of Directors the authority to establish and designate additional series of Preferred Stock, to fix the number of shares therein, and the variations in the relative rights, preferences and limitations as between series.

5.

To effectuate the foregoing:

(a)

Effective upon filing of this Certificate of Amendment of Certificate of Incorporation, each 25 shares of the Corporation's Common Stock, par value $.001 per share, outstanding shall be changed into 1 share of such Common Stock. Each shareholder who would otherwise be entitled to receive a fractional share of 0.5 or greater shall receive a whole share and each shareholder who would otherwise be entitled to receive a fractional share of less than 0.5 shall not receive an additional whole share.

(b)

ARTICLE FIRST, which sets forth the name of the Corporation is amended to read as follows:

FIRST

The name of the Corporation is CINEGRAM DIGITAL MEDIA GROUP, INC.

(c)

Article FOURTH, which sets forth the total number of shares of stock which the Corporation shall have authority to issue is amended to read as follows:

FOURTH

A.

The Corporation is authorized to issue two classes of stock to be designated, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 52 million shares. Fifty million shares, par value $.001 per share, shall be Common Stock and two million shares, par value $.001 per share, shall be Preferred Stock.

B.

Common Stock.

(1)

General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.

(2)

Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

(3)

Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding-up  of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

(4)

Voting Rights. Except as otherwise required by law or the Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law or provided herein, holders of Common Stock shall vote together with holders of Preferred Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. There shall be no cumulative voting.

(5)

Redemption. The Common Stock is not redeemable.

C.

Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of New York, to establish from time to time the number of shares to be included in each such series, and to fix the variations in the relative rights, preferences and limitations as between series. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1)

The number of shares constituting that series and the distinctive designation of that series;

(2)

The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)

Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)

Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5)

Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)

Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)

The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up  of the Corporation, and the relative rights or priority, if any, of payment of shares of that series; and

(8)

Any other relative rights, preferences and limitations of that series. Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period. If upon any voluntary or involuntary liquidation, dissolution or winding-up  of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

D.

Series A Redeemable Convertible 8% Preferred Shares. One Series of Preferred Stock shall consist of 150,000 shares and shall be known as Series A Redeemable Convertible 8% Preferred Shares ("Series A Preferred Stock"). The Series A Preferred Stock shall have the following rights, preferences and limitations:

(1)

 Liquidation Preference. In the event of any liquidation, dissolution or winding-up  of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any series or class or classes of stock of or other securities having an equity interest in the Corporation ranking junior to the Series A Preferred Stock upon liquidation, dissolution or winding-up , and after any such payment or distribution to the holders of any other series of preferred stock ranking prior, upon liquidation, dissolution or winding-up , to the Series A Preferred Stock, the holders of the shares of Series A Preferred Stock shall be entitled to receive an amount equal to the then effective Liquidation Preference and, in addition, an amount equal to any accrued but unpaid dividends. Liquidation Preference means an amount equal to $20 per share of Series A Preferred Stock, subject to change in accordance with Article Fourth D(2), including, without limitation, Accumulated Dividends. After distribution of the full amount of the Liquidation Preference in accordance with this Article Fourth D(1), the remaining assets of the Corporation available for distribution, if any, to the shareholders of the Corporation shall be distributed to the holders of shares of Common Stock and other securities junior to the Series A Preferred Stock upon liquidation, dissolution or winding-up , to the exclusion of the holders of Series A Preferred Stock. If the assets and funds of the Corporation available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit the payment of the full preferential amounts set forth in this Article Fourth D(1), then all of the assets of the Corporation available for distribution shall be distributed to the holders of Series A Preferred Stock pro rata so that each share receives the same percentage of its Liquidation Preference.

(2)

Dividends. The holder of each share of Series A Preferred Stock shall be entitled to receive cumulative dividends from the date of initial issuance of such shares of Series A Preferred Stock at a rate of 8% per annum on the amount of the then effective Liquidation Preference of the shares of Series A Preferred Stock. Dividends shall be computed on the basis of a 360 day year of twelve 30-day months, and will be payable by (A) cash if, and only if, paid on the applicable Dividend Payment Date (as defined below), (B) delivery of shares of Series A Preferred Stock (valued for this purpose at the Liquidation Preference as of the Dividend Payment Date), or (C) any combination of the foregoing. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each a "Dividend Payment Date"), commencing November 15, 2001, for so long as any shares of Series A Preferred Stock are outstanding; provided, however, that if such date is not a Business Day, then the Dividend Payment Date shall be the next Business Day. Arrearages of unpaid dividends, whether declared or undeclared ("Accumulated Dividends"), will not themselves bear interest but will be added to the Liquidation Preference of the Series A Preferred Stock in accordance with the following sentence, and dividends will accrue thereafter on the full amount of the Liquidation Preference as so increased. If any dividend payable on any Dividend Payment Date is not declared and paid in full on such Dividend Payment Date, the amount so payable, to the extent not paid, shall be added to the then effective Liquidation Preference on such Dividend Payment Date.

For purposes of this Article Fourth D(2), "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to be closed.

(3)

 Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends not in excess of 10% of earnings for the prior four fiscal quarters) or options or rights, then, in each such case, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock in which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(4)

Redemption.

(A)

 Subject to Article Fourth D(4)(E) below, shares of the Series A Preferred Stock may be redeemed by the Corporation at any time or from time to time upon not less than 30 days' written notice.

(B)

The amount per share at which the Series A Preferred Stock is to be redeemed pursuant to this Article Fourth D(4) shall be an amount equal to the Liquidation Preference as of the applicable Redemption Date. The total sum payable per share of Series A Preferred Stock on any Redemption Date is hereinafter referred to as the "Redemption Price."

(C)

On and after any Redemption Date (unless default shall be made by the Corporation in the payment of the applicable Redemption Price as herein provided, in which event such rights shall be exercisable until such default is cured), all rights in respect of the Series A Preferred Stock to be redeemed pursuant to notices received pursuant to Article Fourth D(4) except to receive the applicable Redemption Price as herein provided, shall cease and terminate, and such Series A Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such Series A Preferred Stock have been received by the Corporation.

(D)

At any time on or after any Redemption Date, the holders of record of Series A Preferred Stock to be redeemed on such Redemption Date in accordance with this Article Fourth D(4)  shall be entitled to receive the applicable Redemption Price upon actual delivery to the Corporation or its agents of the certificates representing the Series A Preferred Stock to be redeemed.

(E)

Anything contained in this Article Fourth D(4)  to the contrary notwithstanding, the holders of Series A Preferred Stock to be redeemed pursuant to this Article Fourth D(4)  shall have the right, exercisable at any time up to the close of business on the Redemption Date (unless default shall be made by the Corporation in the payment of the Redemption Price as herein provided, in which event such right shall be exercisable with respect to those shares for which payment is not made until such default is cured), to convert all or any such shares to be redeemed as herein provided into shares of Common Stock pursuant to Article Fourth D(6) hereof.

(1)

Voting.

(A)

In addition to the rights specified in Article Fourth D(5)(B) below and any other rights provided in the Corporation's By-laws or by law, each share of Series A Preferred Stock shall entitle the holder thereof to a number of votes equal to the number of shares of Common Stock into which such share is then convertible, and such holders shall be entitled to vote with the holders of Common Stock on all matters as to which holders of Common Stock shall be entitled to vote.

(B)

So long as any shares of the Series A Preferred Stock are outstanding, except where the vote of a greater number of shares is required by law or by the Corporation's Certificate of Incorporation, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the shares of Series A Preferred Stock create or authorize the creation of any additional series or class of shares which ranks senior to holders of the Series A Preferred Stock as to liquidation rights; or

(1)

Conversion.

(A)

Each share of Series A Preferred Stock may, at the election of the holder thereof, at any time be converted into a number of fully paid and nonassessable shares of the Corporation’s Common Stock determined by dividing the Liquidation Preference by the conversion price per share of Common Stock in effect at the time of such conversion. Such conversion price, as adjusted and readjusted from time to time in accordance with this Article Fourth D(6) is referred to herein as the "Conversion Price.” The initial Conversion Price is $0.50, so that each Series A Preferred Stock is initially convertible into 40 shares of Common Stock.

(B)

Any Series A Preferred Stock may be converted by the holder thereof by surrender of the certificates evidencing such Series A Preferred Stock accompanied by notice of conversion thereof duly executed by such holder to the Corporation at its principal office, or at the office of the agency maintained for such purpose. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which such certificates shall have been so surrendered to the Corporation or such agency; and at such time the rights of the holder of such Series A Preferred Stock, as such, shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock (or other securities) shall be issuable upon such conversion shall be deemed to have become the holder or holder of record thereof.

(C)

The Corporation will, at the time of conversion of any Series A Preferred Stock upon the request of the holder thereof, acknowledge in writing its continuing obligation to afford such holder any rights to which such holder shall continue to be entitled after such conversion in accordance with the provisions of the agreement for initial issuance of the Series A Preferred Stock, provided that if any such holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Corporation to afford to such holder all such rights.

(D)

As promptly as practicable after the conversion of any shares of the Series A Preferred Stock, and in any event within 30 calendar days thereafter, the Corporation at its expense (including the payment by it of any applicable issue taxes) will issue and deliver to the holder of such Preferred Stock, or as such holder (upon payment of such holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of full shares of Common Stock (or other securities) issuable upon such conversion, plus, in lieu of any fractional shares to which such holder would otherwise be entitled, cash equal to such fraction multiplied by the market value determined in good faith by the Board of Directors of the Corporation of one full share as of the close of business on the date of such conversion.

(E)

The Conversion Price shall be subject to adjustment from time to time in accordance with this Article Fourth D(6)(E).

(1)

As used in this Article Fourth D(6)(E), "Other Securities" with reference to the conversion privilege of the holders of the Series A Preferred Stock shall mean any stock (other than Common Stock) and any other securities of the Corporation or of any other person which the holders of the Series A Preferred Stock at any time shall be entitled to receive, or shall have received, upon the conversion or partial conversion of the Series A Preferred Stock, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock (or Other Securities) pursuant to Article Fourth D(6)(E)(4) or otherwise.

(2)

In case the Corporation at any time or from time to time, after the date of issuance of the Series A Preferred Stock, shall declare or pay any dividend or distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification, reorganization or otherwise than by payment of a dividend in Common Stock), the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such dividend, distribution or subdivision, be proportionately reduced.

(3)

In case the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(4)

In case the Corporation, after the date of issuance of the Series A Preferred Stock, shall consolidate with or merge into any other person (other than a merger with a subsidiary in which merger the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock), or shall transfer all or substantially all of its properties and assets to any other person and, in connection with such transfer, shares or stock or Other Securities or property of such person or any other person shall be issuable or deliverable in exchange for the Common Stock, or shall effect a capital reorganization or reclassification of the Common Stock of the Corporation, then, and in each such case, proper provision shall be made so that, on the terms and in the manner provided in this Article Fourth D(6), each holder of Series A Preferred Stock, upon the conversion thereof at any time after the consummation of such consolidation, merger, transfer and exchange, reorganization or reclassification, shall be entitled to receive, in lieu of the Common Stock, (or Other Securities) issuable upon such conversion prior to such consummation, the stock and Other Securities and property to which such holder would have been entitled upon such consummation if such holder had so converted such Series A Preferred Stock immediately prior thereto, subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for in this Article Fourth D(6)(E).

(A)

The corporation will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Article Fourth D(6) by the Corporation. Without limiting the generality of the foregoing, the Corporation

(1)

will not increase the par value of any shares of stock receivable upon the conversion of the Series A Preferred Stock above the principal amount of such Series A Preferred Stock then convertible into one share of such stock and

(2)

will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of capital stock upon the conversion in full of all Series A Preferred Stock from time to time outstanding.

(A)

In each case of an event requiring any adjustment or readjustment of the Conversion Price pursuant to this Article Fourth D(6), the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate, signed by the principal financial or accounting officer of the Corporation, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment and readjustments is based. The corporation will, upon the written request at any time of any holder of Series A Preferred Stock, furnish to such holder a like certificate setting forth (a) such adjustment and readjustments (b) the Conversion Price at the time in effect, and (c) the number of shares of Common Stock (or Other Securities) and the amount, if any, of other property at the time receivable upon the conversion of the Series A Preferred Stock held by such holder.

(1)

In the event of

(A)

any taking by the Corporation of the record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of surplus at the same rate as that of the last cash dividend theretofore paid and other than a dividend on the Common Stock payable in Common Stock) or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any Other Securities or property, or to receive any other right, or

(B)

any capital reorganization or reclassification of the Common Stock of the Corporation or any transfer of all or substantially all the assets of the Corporation to or consolidation or merger of the Corporation with or into any other person, or

(C)

any voluntary or involuntary dissolution, liquidation or winding-up  of the Corporation,

the Corporation will mail to each holder of Series A Preferred Stock at least 20 days prior to the date thereof, a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up  is expected to become effective, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up.

The corporation will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Series A Preferred Stock, all shares of Common Stock (or Other Securities) from time to time issuable upon the conversion of the Series A Preferred Stock. All Shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be duly authorized and, when issued, validly issued, fully paid and nonassessable with no liability on the part of the holders thereof.

5.

The foregoing amendment to the Certificate of Incorporation was authorized by the Board of Directors followed by at least a majority of the holders of all of the shares of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, we have signed this Certificate on the ___th day of March, 2002, and we affirm the statements contained therein are true under penalty of perjury.

/s/

Raymond F. Wright

_____________________________

RAYMOND F. WRIGHT, President

/s/

Michael Cohen

_____________________________

MICHAEL COHEN, Secretary

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